UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HIGHWOODS PROPERTIES, INC.
(Name of Registrant as Specified in its Charter)

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2016
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

DEVELOPMENT | ACQUISITION | LEASING | ASSET MANAGEMENT

Highwoods® PROPERTIES

HIGHWOODS PROPERTIES, INC.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 11, 2016

April 1, 2016
Dear Stockholders:
You are invited to attend the annual meeting of stockholders of Highwoods Properties, Inc. on Wednesday, May 11, 2016, at 11:30 a.m., in Suite 600 of our Smoketree Tower building, which is located at 3100 Smoketree Court, Raleigh, North Carolina 27604. The principal purposes of this meeting are to elect seven directors, ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2016, vote on an advisory proposal regarding executive compensation and transact such other business as may properly come before the meeting or any adjournments, assuming the presence of a quorum. Only stockholders of record at the close of business on March 1, 2016 will be entitled to vote at the meeting and any adjournments or postponements.
This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies for use at the annual meeting. This solicitation is made on behalf of our board of directors. On April 1, 2016, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2015 annual report, and how to vote.
Whether or not you plan to attend the meeting, your vote is very important. You may vote via a toll-free telephone number or online. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting will be contained on the proxy card and in the Notice of Internet Availability of Proxy Materials. If you execute a proxy by telephone, online or by mailing in a proxy card, but later decide to attend the meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.
Cordially,

O. TEMPLE SLOAN, JR.	JEFFREY D. MILLER
Chair of the Board of Directors	Senior Vice President, General Counsel and Secretary

HIGHWOODS PROPERTIES, INC.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 11, 2016

PROPOSAL 1:
ELECTION OF DIRECTORS
The board currently consists of seven directors. At this annual meeting, the terms of office for all of our directors will expire. The seven persons listed below have been nominated as directors to hold office until the 2017 annual meeting and until any successors are elected and qualified. The board recommends a vote FOR each of the nominees. Should any one or more of these nominees become unable to serve for any reason, the board may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or further reduce the number of directors on the board.
Even though our charter provides for a plurality voting standard for election of directors, our corporate governance guidelines provide that, in uncontested elections such as at this meeting, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election must promptly offer to resign following certification of the vote. The compensation and governance committee would then make a recommendation to the board as to whether the resignation should be accepted. The board would then decide whether to accept the resignation and disclose its decision-making process. In a contested election, the required vote would be a plurality of votes cast.
Nominees for Election to Term Expiring 2017
Charles A. Anderson, 55, has been a director since May 2014. Mr. Anderson co-founded Bandera Ventures, a private real estate development and investment firm, in May 2003. Prior to founding Bandera Ventures, Mr. Anderson was with the Trammell Crow Company for 16 years. Prior to his departure, Mr. Anderson was senior executive director, responsible for the development and investment group for the western United States. He also served on Trammell Crow’s executive and operating committees. Mr. Anderson is a director and member of the compensation and nominating and corporate governance committees of one other publicly-traded company, Triumph Bancorp, Inc. (NASDAQ:TBK), a financial holding company. Mr. Anderson also serves on the board of directors of The Cooper Institute and is active in the Watermark Community Church. He is a former board member of The Real Estate Council and East-West Ministries. The board recommends a vote FOR Mr. Anderson given his expertise in acquiring, developing and operating real estate assets and contacts throughout the real estate industry.
Gene H. Anderson, 70, has been a director since February 1997. Mr. Anderson served as regional manager of our Atlanta and Triad operations until his retirement in June 2009. He is managing principal of G.H. Anderson & Company, a private investment firm. Before joining our company, Mr. Anderson was president of Anderson Properties, Inc., a private real estate development company. Mr. Anderson is a past president of the Georgia chapter of the National Association of Industrial and Office Properties and is a past national board member of the National Association of Industrial and Office Properties. Mr. Anderson is not a director of any other publicly-traded company. The board recommends a vote FOR Mr. Anderson given his expertise in acquiring, developing and operating real estate assets and contacts throughout the real estate industry and business community.

Carlos E. Evans, 64, has been a director since January 2015. Mr. Evans retired from Wells Fargo Bank in May 2014, where he served as executive vice president and group head of the eastern division of Wells Fargo commercial banking. Mr. Evans was also responsible for the bank’s government and institutional banking group and he served on Wells Fargo’s management committee. Mr. Evans joined First Union National Bank in 2000 as the wholesale banking executive for the commercial segment prior to its merger with Wachovia Corporation in 2001. From 2006 until Wachovia’s merger with Wells Fargo in 2009, Mr. Evans was the wholesale banking executive and an executive vice president for the Wachovia general banking group, overseeing the commercial, business and community banking segments, the dealer financial services business and the government, tax exempt and not-for-profit healthcare groups. Before joining First Union, Mr. Evans served in a variety of roles at Bank of America and its predecessors including NationsBank, North Carolina National Bank and Bankers Trust of South Carolina, which he joined in 1973. Mr. Evans received his B.A. in economics from Newberry College. He is also a graduate of the Commercial Lending School in Oklahoma and the Colgate Darden Commercial Lending School at the University of Virginia. Mr. Evans is chairman emeritus of the board of the Spoleto Festival USA and chairman of the board of the Medical University of South Carolina Foundation. He is also on the boards of Queens University of Charlotte and three private companies, National Coatings and Supplies Inc., American Welding & Gas Inc. and Johnson Management. Mr. Evans is not a director of any other publicly-traded company. The board recommends a vote FOR Mr. Evans given his expertise in finance, capital markets and strategic transactions and experience as an executive officer of a major financial institution.
Edward J. Fritsch, 57, has been a director since January 2001. Mr. Fritsch became our chief executive officer and chair of our investment committee in July 2004 and our president in December 2003. Prior to that, Mr. Fritsch was our chief operating officer from January 1998 to July 2004 and was a vice president and secretary from June 1994 to January 1998. Mr. Fritsch joined our predecessor in 1982 and was a partner of that entity at the time of our initial public offering in June 1994. Mr. Fritsch is a director and member of the audit and compensation committees of one other publicly-traded company, National Retail Properties, Inc. (NYSE:NNN), a triple net retail REIT. Mr. Fritsch is also chair of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Fritsch is also a member of Wells Fargo's central region advisory board, a member of the University of North Carolina at Chapel Hill Foundation board, a director of the University of North Carolina at Chapel Hill Real Estate Holdings, a member of the University of North Carolina Kenan-Flagler Business School board of visitors and a member of the Dix Park Conservancy board. The board recommends a vote FOR Mr. Fritsch given his strategic leadership skills, experience in acquiring, developing, selling and operating real estate assets and role as our chief executive officer.
David J. Hartzell, Ph.D., 60, has been a director since February 2009. Dr. Hartzell is the Steven D. Bell and Leonard W. Wood Distinguished Professor in Real Estate at the University of North Carolina Kenan-Flagler Business School. Prior to joining the University of North Carolina in 1988, Dr. Hartzell was a vice president at Salomon Brothers Inc., a research associate for The Urban Institute and a financial economist for the U.S. Office of the Comptroller of Currency. He is a former president of the American Real Estate and Urban Economics Association. Dr. Hartzell is not a director of any other publicly-traded company. The board recommends a vote FOR Dr. Hartzell given his expertise related to real estate portfolios, real estate finance and mortgage-backed securities and experience in real estate investment banking.
Sherry A. Kellett, 71, has been a director since November 2005. Ms. Kellett is a certified public accountant and served as senior executive vice president and corporate controller of BB&T Corporation from 1995 until her retirement in August 2003. Ms. Kellett previously served as corporate controller of Southern National Corporation. Ms. Kellett previously held several positions at Arthur Andersen & Co. Ms. Kellett is a director and member of the audit, compensation and ethics, nominating and corporate governance committees of one other publicly-traded company, Medical Properties Trust, Inc. (NYSE:MPW), a health care REIT. Ms. Kellett also serves as a director of MidCountry Financial Corp., a private financial services holding company based in Macon, GA. The board recommends a vote FOR Ms. Kellett given her experience leading the accounting department of a major financial institution, background as a certified public accountant, experience serving on the boards of a financial services company and another publicly-traded REIT and risk assessment and financial reporting expertise.
O. Temple Sloan, Jr., 77, is our board chair, a position he has held since March 1994. Mr. Sloan served as chair of General Parts International, Inc. from its founding in 1961 until its sale to Advance Auto Parts, Inc. in January

2014. He currently serves as chair of Trail Creek Investments, Inc. and as a director of IMC Corporation, private investment firms. Mr. Sloan is not a director of any other publicly-traded company. The board recommends a vote FOR Mr. Sloan given his expertise in real estate, finance, capital markets and strategic transactions, experience as founder, chief executive officer and board chair of one of the largest privately-owned companies in the U.S., knowledge of our operations resulting from serving as a director of our company and its predecessors for more than 30 years and experience serving on the boards of other publicly-traded companies.
Board Independence, Leadership and Other Activities
Under NYSE rules, a majority of our directors and all of the members of the audit committee and the compensation and governance committee must be independent. For a director to qualify as independent, in addition to satisfying bright-line criteria established by the NYSE, the board must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The board has determined that Ms. Kellett and Messrs. C. Anderson, G. Anderson, Evans, Hartzell and Sloan all satisfy the bright-line criteria and none has a relationship with us that would interfere with their ability to exercise independent judgment. The board does not believe leases of office space to family businesses controlled by Messrs. Sloan and G. Anderson impair either director’s independence. The terms and conditions of the leases were comparable to terms and conditions then prevailing in the competitive marketplace. Further, the board does not believe our sale of an office building to a family business controlled by Mr. Sloan impairs such director's independence. The terms and conditions of the sale were comparable to terms and conditions then prevailing in the marketplace and the sale price exceeded an independent third party's appraised value. In addition, none of these directors other than Mr. G. Anderson (who retired from our company in June 2009) has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us except for compensation as a director.
No member of our audit committee has accepted any consulting, advisory or other compensatory fee from us other than as set forth below under “- Director Compensation.” Further, the board has determined that each member of the committee is financially literate and one member, Ms. Kellett, a certified public accountant, is a financial expert.
No member of the compensation and governance committee is a current or past employee of our company or any of our predecessors or acquired companies and each is an independent director. None of our executive officers serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board or the committee.
While Mr. Sloan, an independent director, has served as our board chair since 1994, the board has no policy with respect to the separation of the positions of chair and chief executive officer. The board believes that this issue is part of the succession planning process and that it is in our best interests for the board to make a determination at such time in the future when Mr. Sloan is no longer a director.
The principal responsibility of our directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of our company and our stockholders. The board oversees our company’s overall strategic planning process, including the implementation and effectiveness of our strategic plan. As part of this process, the board regularly evaluates internal attributes and external threats that could hinder us from achieving our strategic goals and adversely affect the long-term outlook for our stockholders. The board believes that establishing an appropriate “tone at the top” and candid and constructive conversation between management and the board are essential for effective risk management and oversight. The board oversees management’s overall processes to identify and mitigate enterprise risks and capitalize on strategic opportunities. The audit committee is responsible for overseeing the steps management takes to monitor and control financial risk exposures, including management’s risk assessment and risk management processes. The compensation and governance committee is responsible for ensuring that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The board and its committees routinely meet and communicate with our executive officers as appropriate in the board’s consideration of matters submitted for board approval and risks associated with such matters.

Meetings and Committees
At each in-person meeting of the board, our non-management directors meet in executive session. Our board chair (or, in the chair’s absence, another independent director designated by the chair) presides over such executive sessions. In 2015, each of the directors attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which the director served. The board encourages its members to attend each annual meeting. All seven directors attended our 2015 annual meeting.
The following table provides membership and meeting information for the board and each of its committees during 2015:

Director	Board	Audit	Compensation and Governance	Executive	Investment
Mr. C. Anderson	Member	Member			Member
Mr. G. Anderson	Member			Member	Member
Mr. Evans	Member		Chair	Member
Mr. Fritsch	Member			Ex-Officio	Chair
Dr. Hartzell	Member	Member			Member
Ms. Kellett	Member	Chair
L. Glenn Orr (1)	Member		Chair	Member
Mr. Sloan	Chair		Member	Chair	Member
Meetings in 2015	10	8	4	11	6
__________

(1)	Mr. Orr retired as a director upon expiration of his term at our 2015 annual meeting, which was held on May 13, 2015.
Compensation and Governance Committee
The committee, which currently consists of Messrs. Evans (Chair) and Sloan, determines compensation for our executive officers and oversees our incentive plans. Grants of awards to directors and executive officers under our long-term equity incentive plan are also pre-approved by the full board based on the recommendations of the committee.
The committee also makes recommendations regarding board member qualification standards, director nominees, director responsibilities and compensation, director access to management and independent advisors and management succession. Our corporate governance guidelines provide that the committee is responsible for reviewing with the board, on an annual basis, the appropriate skills and characteristics of board members as well as the composition of the board as a whole. This assessment includes consideration as to the members’ independence, skills and experience in the context of the needs of the board. The board also seeks diversity among directors in terms of the factors listed in the preceding sentence. The same criteria are used by the committee in evaluating nominees for directorship.
The committee is responsible for reviewing any transactions that involve potential conflicts of interest involving executive officers, directors and their immediate family members. Our corporate governance guidelines provide that each director will disclose any potential conflicts of interest to the chief executive officer, who will then address the matter with the committee and the full board. In that situation, the director with the potential conflict would recuse himself or herself from all discussions of the board or any committee related to the conflict, except to the extent the board or a committee requests such director to participate. Any vote by the board or a committee to approve the matter or transaction giving rise to the potential conflict would be made only upon the approval of a majority of the disinterested directors. Our sale of an office building to a family business controlled by Mr. Sloan was unanimously approved by the disinterested independent directors. Mr. Sloan recused himself and did not participate in such discussions. Our code of business conduct and ethics prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the board. Because the facts and circumstances regarding potential conflicts cannot be predicted, the board has not adopted a written policy for evaluating conflicts of interest. In the event a conflict of interest arises, the board will review the facts and circumstances of the conflict, our corporate governance policies, the effects of any potential waivers of those policies, applicable state law and NYSE rules and regulations and consider the advice of counsel before making any decisions regarding a potential conflict of interest.
In making any nominee recommendations to the board, the committee will consider persons recommended by our stockholders so long as the recommendation is submitted to the committee prior to the date that is 120 days before the anniversary of the mailing of the prior year’s proxy statement. Nominee recommendations, together with appropriate biographical information, should be submitted to the chair of the compensation and governance committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The committee may, in its sole discretion, reject or accept any such recommendation.
When considering new candidates for election, or when considering re-nomination of a director for an additional term, the board evaluates the candidate’s expected contribution, level of engagement, experience and skill set. The board believes that directors who change the professional responsibilities and/or positions they held outside our company when they were elected should offer to resign from the board. However, the board does not believe that in every instance directors who retire or change from the positions they held when they were elected to the board should necessarily leave the board. There should, however, be an opportunity for the board, through the committee, to review the continued appropriateness of director membership under the changed circumstances, including the anticipated ongoing value and contribution of the individual director. The board further believes that each director should be generally available to respond to reasonable requests and commitments related to our company and that there is a limit to the number of public company boards of directors upon which a director may serve and meet such an availability requirement. As a result, our corporate governance guidelines provide that none of our directors may serve on more than four other public company boards of directors while serving on our board. No director currently serves on the board of more than one other publicly-traded company.
The board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. As part of this process, the committee receives comments from all directors and reports annually to the board with an assessment of the board’s performance. The assessment focuses on the board’s contribution to our overall success and specifically focuses on areas in which the board believes that its performance could improve.
Audit Committee
The audit committee, which currently consists of Ms. Kellett (Chair) and Messrs. C. Anderson and Hartzell, approves the engagement of our independent registered public accounting firm (which we refer to as our “independent auditor”), reviews the plans and results of the audit engagement with such firm, approves professional services provided by such firm, reviews the independence of such firm, approves audit and non-audit fees and reviews the adequacy of our internal control over financial reporting. The committee also oversees our internal audit and risk management functions.
Investment Committee
The investment committee, which currently consists of Messrs. C. Anderson, G. Anderson, Fritsch (Chair), Hartzell and Sloan, has overall responsibility for approving significant acquisitions, developments and dispositions.
Executive Committee
The executive committee, which currently consists of Messrs. G. Anderson, Evans, Fritsch (ex-officio) and Sloan (Chair), meets on call by our board chair and may exercise all of the powers of the board, subject to the limitations imposed by applicable law, the bylaws or the board.

Director Compensation
In 2015, the cash retainer for non-employee directors was $55,000. Our board chair received an additional cash retainer of $15,000. Members of the audit, executive and compensation and governance committees received additional cash retainers of $5,000 for each committee, except that the additional cash retainer was $10,000 for the chair of the compensation and governance committee and $20,000 for the chair of the audit committee. Non-employee directors on the investment committee received additional cash retainers of $10,000. Non-employee directors do not receive additional fees for attendance at meetings or participation in conference calls of the board or its committees. Non-employee directors also received a grant of time-based restricted stock with an annualized value of approximately $70,000. Such shares vest ratably on an annual basis generally over a four-year term.
The following table provides information regarding non-employee director compensation during 2015:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Charles A. Anderson	$70,000	$69,368	$3,992	$143,360
Gene H. Anderson	$70,000	$69,368	$7,472	$146,840
Carlos E. Evans (3)	$59,057	$64,240	$2,300	$125,597
David J. Hartzell	$70,000	$69,368	$7,472	$146,840
Sherry A. Kellett	$75,000	$69,368	$7,472	$151,840
L. Glenn Orr, Jr. (4)	$25,507	$69,368	$7,472	$102,347
O. Temple Sloan, Jr.	$90,000	$69,368	$7,472	$166,840
__________

(1)
Reflects the grant date fair value of such awards. As of December 31, 2015, each person then serving as a non-employee director, other than Messrs. C. Anderson and Evans, held 4,395 unvested shares of time-based restricted stock. Mr. C. Anderson, who became a director in May 2014, and Mr. Evans, who became a director in January 2015, held 2,221 and 1,353 unvested shares of time-based restricted stock, respectively.

(2)	Consists of dividends received in 2015 on outstanding restricted stock.

(3)	Mr. Evans became a director on January 28, 2015.

(4)	Mr. Orr retired as a director upon expiration of his term at our 2015 annual meeting, which was held on May 13, 2015.
Other Stockholder Information
The board, in its role as primary governing body, provides oversight of our affairs and strives to maintain and improve our corporate governance practices. To this end, we have corporate governance guidelines and a code of business conduct and ethics applicable to directors, officers and employees. We also have a separate code of ethics for our chief executive officer and our senior financial officers. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or any waiver from, a provision of these codes of ethics by posting such information on our website at www.highwoods.com.
As a means of encouraging dialogue on appropriate issues of interest to significant long-term investors, from time to time we invite investors and analysts to participate in informal sessions with directors. Our board believes such engagement is an effective avenue for gathering unfiltered perspectives from such constituents that have a legitimate interest in gaining a deeper understanding of board oversight of succession, compensation and/or risk management. Also, interested parties, such as employees and stockholders, may communicate directly with our independent directors by writing to our board chair, c/o Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The audit committee has also adopted a process for interested parties, including employees and stockholders, to send communications to the committee concerning regulatory compliance, accounting, audit or internal control issues. Written communications may be addressed to the chair of the audit committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. Interested parties may also use the toll-free hotline maintained by a third party that we have established as part of our code of business conduct and ethics by calling (800) 677-9884. Our corporate governance guidelines, code of business conduct, code of ethics for our chief executive officer and senior financial officers, audit committee charter and compensation and governance committee charter are available under the “Investors/Governance/Governance Documents” section of our website. Information on our website is not considered part of this proxy statement.
Stock Ownership Guidelines
Our compensation and governance committee has established the following stock ownership guidelines:

Position	Multiple (in dollars)
Chief Executive Officer	6x Base Salary
Other Named Executives	5x Base Salary
Directors	3x Base Annual Cash Retainer
Named executives must comply with these guidelines within five years of becoming an officer. Officers may not sell shares of our common stock or exercise in-the-money stock options, except for net share settlements, unless they comply with these guidelines. The committee is routinely provided with a report indicating whether each officer is in compliance with these guidelines. Our directors and officers also may not directly or indirectly engage in any hedging transaction involving shares of common stock or units of limited partnership interest in Highwoods Realty Limited Partnership, our operating partnership. This includes holding securities in margin accounts or pledging securities to collateralize personal loans or lines of credit. Since commencement of this policy in 2009, none of our officers or directors has engaged in any hedging transaction involving our securities.
Equity Compensation Plans
The following table provides information as of December 31, 2015 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Stockholders (2)	687,228	$37.97	3,455,175
Equity Compensation Plans Not Approved by Stockholders	—	—	—
__________

(1)	Excluding securities reflected in the column entitled “Number of Securities to be Issued upon Exercise of Outstanding Options.”

(2)
Consists of our 2015 long-term equity incentive plan under which the compensation and governance committee may grant stock options and restricted stock to our employees, officers and directors and our employee stock purchase plan under which all employees may contribute a portion of their compensation to acquire shares of our common stock at a 15% discount. Also consists of awards previously made prior to May 13, 2015 under our 2009 long-term equity incentive plan that remain outstanding and/or remain issuable in accordance with the terms of that plan and applicable award agreements.

Stock Ownership Information
The following table shows the number of shares of our common stock beneficially owned as of March 1, 2016 by each director and named executive and all directors and executive officers as a group and as of December 31, 2015 for each group known to us to be holding 5% or more of our common stock:

Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of All Shares (2)
O. Temple Sloan, Jr.	290,181	*
Edward J. Fritsch	644,097	*
Charles A. Anderson	4,165	*
Gene H. Anderson (3)	793,491	*
Carlos E. Evans	8,043	*
David J. Hartzell	15,796	*
Sherry A. Kellett	20,984	*
Theodore J. Klinck	71,342	*
Jeffrey D. Miller	94,073	*
Mark F. Mulhern	65,922	*
Kevin E. Penn	32,933	*
All executive officers and directors as a group (11 persons)	2,041,027	2.1%
BlackRock, Inc. (4)	11,201,748	11.7%
The Vanguard Group, Inc. (5)	13,524,895	14.1%
__________

*	Less than 1%

(1)	Includes the following stock options that were exercisable as of March 1, 2016: 217,469 for Mr. Fritsch; 20,430 for Mr. Klinck; 15,958 for Mr. Miller; 17,965 for Mr. Mulhern; and 5,007 for Mr. Penn.

(2)	The total number of shares outstanding used in calculating this percentage assumes that no operating partnership units or stock options held by other persons are exchanged for shares of common stock.

(3)
Mr. G. Anderson pledged 465,000 shares of common stock (including operating partnership units) to collateralize a personal line of credit before adoption of our anti-hedging policy in 2009. Mr. Anderson subsequently reduced his pledge to 400,000 shares.

(4)
Information obtained from Schedule 13G filed with the SEC. Located at 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. is the parent holding company of BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Finanical Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd and BlackRock Life Limited, which are investment advisers for a variety of segregated BlackRock mutual funds and indices.

(5)
Information obtained from Schedule 13G filed with the SEC. Located at 100 Vanguard, Blvd., Malvern, PA 19355. Includes 6,780,093 shares beneficially owned by Vanguard Specialized Funds - Vanguard REIT Index Fund.

Related Party Transactions
We entered into an agreement, dated as of January 29, 2016, to sell a 32,000 square foot building for $4.7 million in cash. The buyer, which currently leases 79% of the building, is a family business controlled by Mr. Sloan. The sale price exceeds the value set forth in an appraisal performed by a reputable independent commercial real estate services firm that has no relationship with Mr. Sloan or any of his affiliates. The sale closed on March 17, 2016.

PROPOSAL 2:
RATIFICATION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT AUDITOR FOR 2016
The audit committee intends to appoint Deloitte & Touche LLP as our independent auditor for 2016. If the appointment of Deloitte & Touche is not ratified, the committee anticipates that it will nevertheless engage Deloitte & Touche as our independent auditor for 2016, but will consider whether it should select a different independent auditor for 2017. Representatives of Deloitte & Touche are expected to be present in person or by telephone at the meeting and will have the opportunity to make a statement if they desire. They are also expected to be available to respond to appropriate questions.
The board recommends a vote FOR this proposal.
Independent Auditor Fees
The following table provides information regarding the fees recorded in our financial statements for professional services rendered by Deloitte & Touche:

	2015	2014
Audit Fees
Annual audit and quarterly reviews	$1,054,325	$970,140
New accounting standards and investment transactions	120,250	113,000
Comfort letters, consents and assistance with offerings and related SEC documents	103,400	106,800
Subtotal	$1,277,975	$1,189,940
Tax Fees
Tax compliance, planning and research	$15,450	$41,377
Pre-Approval Policies
The audit committee has adopted a policy requiring the pre-approval of all fees paid to our independent auditor. All fees paid to Deloitte & Touche for services incurred during 2015 were pre-approved in accordance with the committee’s policies. Before an independent auditor is engaged to render any service for us or for any of our wholly owned subsidiaries, the proposed services must either be specifically pre-approved by the committee or such services must fall within a category of services that are pre-approved by the committee without specific case-by-case consideration. Any services in excess of any pre-approved amounts, or any services not described above, require the pre-approval of the committee chair, with a review by the committee at its next scheduled meeting. The committee has determined that the rendering of non-audit services by Deloitte & Touche during or relating to 2015 was compatible with maintaining such firm’s independence.
Audit Committee Report
The audit committee oversees the financial reporting process on behalf of the board. Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The company’s independent auditor is responsible for expressing opinions, based on its audits, on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company’s internal control over financial reporting.
In fulfilling its oversight responsibilities, the committee has reviewed with management and Deloitte & Touche the company’s audited financial statements for the year ended December 31, 2015 and the reports on the effectiveness of the company’s internal control over financial reporting as of December 31, 2015 contained in the 2015 annual report. This review included a discussion of the reasonableness of significant estimates and judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including, but not limited to, those matters under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee also reviewed and discussed with management and Deloitte & Touche the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the 2015 annual report. In addition, the committee received the written disclosures and the letter from Deloitte & Touche required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s independence, discussed with Deloitte & Touche the firm’s independence and considered the compatibility of any non-audit services rendered by Deloitte & Touche on the firm’s independence.
In reliance on the reviews and discussions referred to above, prior to the filing of the company’s 2015 annual report with the SEC, the committee recommended to the board (and the board approved) that the audited financial statements be included in the annual report.
Audit Committee

Sherry A. Kellett (chair)	Charles A. Anderson	David J. Hartzell
PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Federal law generally requires each public company to include in its proxy statement a non-binding advisory vote regarding the compensation of the company’s named executives, as disclosed in its proxy statement, not less frequently than once every three years. This is commonly known as a “say-on-pay” vote.  At our 2011 annual meeting, our stockholders voted on, among other matters, an advisory proposal regarding the frequency of holding a say-on-pay vote.  A majority of the votes cast on the frequency proposal were cast in favor of holding a say-on-pay vote every year, which was consistent with the recommendation of our board of directors. The board considered the voting results with respect to the frequency proposal and other factors, and the board currently intends to hold a say-on-pay vote every year until the next required advisory vote on the frequency of holding say-on-pay votes at our 2017 annual meeting.
Accordingly, we are providing stockholders with the opportunity to cast an advisory vote on our executive compensation program. As discussed under “Compensation of Named Executives - Compensation Discussion and Analysis,” the board believes our executive compensation program appropriately links executive compensation to our performance and aligns the interests of executive officers and stockholders. Highlights of our program, which is administered by our compensation and governance committee, include the following:

•	Overall compensation is intended to be at competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.

•
Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain, incentivize and attract high-quality professionals while appropriately managing our general and administrative expenses.

•	Officers earn amounts under our annual non-equity incentive program only to the extent pre-defined performance criteria established by the committee are achieved during the year.

•
A substantial portion of the long-term equity incentive awards granted to officers is at risk to the extent pre-defined performance criteria established by the committee are not achieved during the applicable performance period.

•	The committee does not believe that we have compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on our company.

•
We have a recoupment policy under which the board can require reimbursement of any equity or non-equity incentive compensation awarded or paid to an executive officer whose fraud or intentional misconduct caused our company to restate its financial statements.

We request stockholder approval of the compensation of our named executives as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). As an advisory vote, this proposal is not binding upon us. However, our compensation and governance committee will consider the outcome of the vote when making future compensation decisions.
The board recommends a vote FOR this proposal.
COMPENSATION OF NAMED EXECUTIVES
Compensation Discussion and Analysis
The following is a discussion and analysis of the compensation of our principal executive officer, our principal financial officer and three other most highly compensated executive officers during 2015:

Edward J. Fritsch	President and Chief Executive Officer
Mark F. Mulhern	Senior Vice President and Chief Financial Officer
Theodore J. Klinck	Executive Vice President and Chief Operating and Investment Officer
Jeffrey D. Miller	Senior Vice President, General Counsel and Secretary
Kevin E. Penn	Senior Vice President of Strategy and Administration
Compensation Decision Making. Our compensation and governance committee generally sets our compensation philosophy with respect to all of our officers, including our named executives. Actual compensation decisions with respect to Mr. Fritsch are made solely by the committee. Actual compensation decisions with respect to our other named executives are made by the committee after receiving input from Mr. Fritsch. Grants of awards to directors and officers under our long-term equity incentive plan are also pre-approved by the full board based on the recommendations of the committee.
Our executive compensation program was originally designed and implemented in 1999 with extensive input from Mercer Human Resource Consulting. The compensation and governance committee first engaged Mercer in 1999 and then again in 2004 and 2007 to review our existing compensation practices and suggest changes based on trends and developments impacting executive compensation and its best practices knowledge. In 2012, the committee engaged FTI Consulting, a nationally recognized compensation consultant specializing in the real estate industry, to review our executive and non-employee director compensation programs.
It was favorably noted that our stockholders overwhelmingly approved our executive compensation program at the 2015 annual meeting. Holders of 80.1 million shares of our common stock, or over 97% of the total votes cast, voted FOR the advisory vote on executive compensation. The compensation and governance committee considered these voting results as supportive of our general executive compensation practices.
Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1,000,000 paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. The committee believes that a substantial portion of compensation earned under our compensation program would be exempted from the $1,000,000 deduction limitation. The committee’s intention is to qualify, to the extent reasonable, a substantial portion of each executive officer’s compensation for deductibility under applicable tax laws. We generally believe that compensation earned by officers under our compensation program is deductible for tax purposes.
Compensation Objectives and Components. Compensation for our officers is based largely on the following principles:

•	variable compensation is a significant part of compensation, with the percentage at-risk increasing at higher levels of responsibility;

•	differences in executive compensation should reflect differing levels of responsibility and performance;

•
employee stock ownership aligns the interests of officers and stockholders and results in officers sharing financially in the successes and shortcomings of our company based in part upon their responsibility, overall impact and contribution;

•	performance-based compensation focuses officers on strategic business objectives and aligns pay with performance through performance-leveraged incentive opportunities;

•
incentive compensation plans should encourage officers to take appropriate risks aimed at enhancing our business prospects and creating stockholder value without threatening the long-term viability of our company; and

•	compensation must be competitive with that offered by other companies that compete with us to attract and retain the best possible executive talent.
Peer Group. A key factor in determining levels of compensation is the pay practices of our peer group, which consists of publicly-traded office REITs that our board and management believe to be most comparable to our company in terms of property type, class and condition of buildings, types of geographic markets, revenues and capital structure. The peer group typically changes from time to time due to industry consolidation, new market entrants, significant shifts in portfolio types, etc.
Publicly available data from the peer group was considered in determining the proportions of base salary, annual non-equity incentive compensation and equity incentive compensation, as well as targeted total compensation. Differences in market capitalization among the peer group and our company are considered. Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.
During 2015, our peer group consisted of the following REITs:

•	Brandywine Realty Trust;

•	Corporate Office Properties Trust;

•	Cousins Properties Incorporated;

•	Liberty Property Trust;

•	Mack-Cali Realty Corp.;

•	Parkway Properties, Inc.; and

•	Piedmont Office Realty Trust, Inc.
In 2016, our compensation and governance committee has decided to add Columbia Property Trust, Inc. to our peer group.

The following table provides key information for each peer company according to publicly available information as of December 31, 2015 ($ in millions):

				Total Shareholder Returns
Name	Headquarters	Employees	Total Enterprise Value	1 Year	3 Year	5 Year	10 Year
Highwoods Properties, Inc.	Raleigh, NC	447	$6,858	2.4%	48.1%	72.7%	154.4%
Mack-Cali Realty Corporation	Edison, NJ	530	$4,512	26.4%	2.2%	(8.7)%	(3.4)%
Piedmont Office Realty Trust, Inc.	Johns Creek, GA	143	$4,772	5.0%	19.6%	20.2%	N/A
Columbia Property Trust, Inc.	Atlanta, GA	99	$4,733	(2.8)%	N/A	N/A	N/A
Brandywine Realty Trust	Radnor, PA	401	$4,843	(10.8)%	27.4%	49.1%	(11.1)%
Parkway Properties, Inc.	Orlando, FL	245	$3,697	(11.0)%	26.2%	6.5%	(37.3)%
Liberty Property Trust	Malvern, PA	384	$7,815	(12.6)%	1.9%	28.0%	33.0%
Cousins Properties Incorporated	Atlanta, GA	257	$2,714	(14.7)%	21.8%	27.9%	(44.3)%
Corporate Office Properties Trust	Columbia, MD	383	$4,399	(19.4)%	(0.4)%	(20.6)%	(5.2)%
Compensation Risk Assessment. Our compensation and governance committee does not believe that we have compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on our company. Other than as described below, we have no compensation policy or program that rewards employees solely on a transaction-specific basis. We have a development cash incentive plan pursuant to which certain of our division officers and other division operations personnel (but not our named executives) can receive a cash payout from a development incentive pool. The amount of funds available to be earned under the plan depends upon the timing and cash yields of a qualifying development project, but can be no higher than $100,000 per speculative development and $150,000 per build-to-suit development (which such funds would be included in the pro forma budget for the project if applicable). The program does not create an inappropriate risk because all development projects (inclusive of any such incentive compensation) must be approved in advance by our senior leadership team and, in most cases, the full board or the investment committee of our board, none of whom are eligible to receive such incentives. We also pay our in-house leasing representatives commissions for signed leases. The payment of leasing commissions does not create an inappropriate risk because amounts payable are derived from net effective cash rents (which deducts leasing capital expenditures and operating expenses) and leases must be executed by an officer of our company, none of whom are eligible to receive such commissions. Generally, lease transactions of a particular size or that contain terms or conditions that exceed certain guidelines also must be approved in advance by our senior leadership team. Additionally, we have an internal guideline whereby customers that account for more than 3% of our annualized revenues are periodically reviewed with the board. As of December 31, 2015, no customer other than the federal government accounted for more than 3% of our annualized cash revenues.
Base Salary. Base salaries for all of our employees are determined by position, which takes into consideration the scope of job responsibilities, the employee’s level of experience and expertise and competitive market compensation paid by other companies for similar positions. Base salaries are also driven by market competition to attract and retain high quality professionals. Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain high-quality professionals while appropriately managing our general and administrative expenses. Under guidelines established by our compensation and governance committee, the target for total cash compensation of our named executives is intended to approximate the 50th percentile of our peer group. Our named executives each received a base salary adjustment in March 2015 as part of a 3% merit pool for all company employees. Mr. Klinck's base salary was increased from $300,000 to $405,000 upon his promotion to chief operating and investment officer effective September 1, 2015.

Annual Non-Equity Incentive Program. In 2015, officers participated in our annual non-equity incentive program pursuant to which they were eligible to earn cash payments based on a percentage of their annual base salary in effect for December 2015. Under this component of our executive compensation program, officers are eligible to earn additional cash compensation to the extent specific performance-based metrics are achieved during the most recently completed year. The position held by each officer has a target annual incentive percentage. For 2015, the target annual incentive percentage was 130% for the chief executive officer, 95% for the chief operating officer, 90% for the chief financial officer, 75% for the general counsel and 65% for the vice president of strategy and administration. Upon the retirement of our prior chief operating officer effective September 1, 2015, Mr. Klinck was promoted to chief operating and investment officer and his target annual incentive percentage was increased from 85% to 95%. In addition to considering the pay practices of our peer group in determining each officer’s annual incentive percentage, the committee also considers the individual officer’s ability to influence our overall performance. The more senior the position, the greater the portion of compensation that varies with performance.
The percentage amount an officer may earn under the annual non-equity incentive program is the product of the target annual incentive percentage times an “actual performance factor,” which can range from zero to 200%. The actual performance factor depends upon the relationship between actual performance in specific areas at each of our divisions and predetermined goals. For our named executives, who served as corporate executives during 2015, the actual performance factor of 185% was based on the goals and criteria applied to our performance as a whole. Participants in our annual non-equity incentive program receive quarterly statements throughout the year that illustrate our projected performance, which is an important tool in keeping our employees focused on achieving our strategic and operating goals.
The components and weighting of each year’s metrics, which are approved by the compensation and governance committee near the beginning of each year as part of our budgeting and strategic planning process, are intended to closely match our company’s overall operating and financial goals and provide our officers with direct “line of sight” to focus their individual and collective efforts on the achievement of the metrics. The performance criteria, which are equally weighted, are the following:

•	per share funds from operations (“FFO”);

•
net operating income (on a division-by-division basis, inclusive of other income, general and administrative expense and a capital charge/credit applied to net operating income derived from investment activity and excluding unusual charges or credits); and

•	average occupancy (on a division-by-division basis).
The committee approves threshold, target and maximum levels with respect to each of the factors. The following table provides information about the performance-based metrics under our annual non-equity incentive program for 2015:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Actual Performance Factor
Per Share FFO (1)	$2.950	$3.005	$3.060	$3.075	200%
Net Operating Income Growth	1.0%	2.5%	4.0%	5.9%	200%
Average Occupancy	88.5%	91.5%	93.0%	92.3%	155%
__________

(1)
Excluding any gains or impairments associated with depreciable properties or joint venture interests and unusual charges or credits. To the extent average leverage throughout 2015 was more or less than 41.8%, the effect of such difference was intended to be excluded. Actual average leverage was 42.7%, which had the effect of increasing our Per Share FFO by $0.030 cents per share. As a result, for purposes of the annual non-equity incentive program for 2015, $0.030 was deducted from the actual performance for Per Share FFO.

If the threshold level is not satisfied with respect to a particular factor, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a continuum between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the actual performance factor would range on a continuum between 100% and 200% with respect to that factor. The performance factor used to determine the amount an executive could earn in 2015 under the annual non-equity incentive program was the average of the three factors. Notwithstanding the formulas described above, our compensation and governance committee retains the discretion and flexibility to increase or decrease the actual performance factor for Mr. Fritsch and, after receiving input from Mr. Fritsch, for our other named executives to more appropriately reflect actual performance, market conditions, unanticipated circumstances and other factors. The actual performance factor was not modified for any of our named executives in 2015.
The following table provides information about the performance-based metrics under our annual non-equity incentive program for 2016:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)	Mid-Point of Projected Performance (1)
Per Share FFO (2)	$3.18	$3.24	$3.30	$3.24
Net Operating Income Growth	1.5%	3.0%	4.5%	3.9%
Average Occupancy	90.0%	92.0%	93.5%	92.6%
__________

(1)
As of February 9, 2016. These forward-looking projections are subject to risks and uncertainties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Disclosure Regarding Forward-Looking Statements" in our 2015 annual report.

(2)	Excluding any gains or impairments associated with depreciable properties or joint venture interests and any unusual charges or credits that may occur.
The threshold, target and maximum levels for each of the three factors are all higher in 2016 than in 2015.
Equity Incentive Compensation-Overview. Our officers are eligible to receive equity incentive compensation that promotes our long-term success by aligning their interests with the interests of our stockholders. The equity incentive awards provide executive officers with an ownership interest in our company and a direct and demonstrable stake in our success to the extent of their position, responsibility, overall impact and contribution. We have adopted stock ownership guidelines for all of our officers. For additional information, see “Election of Directors - Stock Ownership Guidelines.”
Our compensation and governance committee authorizes a mix of stock options and restricted stock awards to our named executives valued on the grant date at amounts generally ranging in the aggregate from 70% to 295% of their annual base salary depending upon position within our company. The mix generally consists of 20% in stock options, 40% in time-based restricted stock and 40% in total return-based restricted stock. In 2015, the percentage amount was generally 295% for our chief executive officer, 180% for our chief operating and investment officer, chief financial officer and general counsel and 70% for our vice president of strategy and administration. Such awards are typically issued during the first quarter of each year. Awards granted in 2015 were issued under our 2009 long-term equity incentive plan. Awards granted in 2016 were issued under our 2015 long-term equity incentive plan.
Equity Incentive Compensation-Stock Options. The compensation and governance committee believes the issuance of stock options help align the interests of our named executives with the interests of our stockholders. Like restricted stock, stock options offer the potential to realize additional compensation in the future upon increases in the price of our common stock. Stock options differ from restricted stock in several key areas. First, the receipt of stock options is generally not taxable to holders until exercise, at which time there is typically cash available to the holder as a result of the sale of shares acquired upon exercise to pay the tax. Second, stock option exercises generally have a positive impact on our cash flows from financing activities. Third, holders of stock options, unlike restricted stock, are not entitled to receive dividends. Stock options expire after ten years and vest ratably on an annual basis generally over four years. If an officer dies or becomes disabled, unexercised stock options generally are forfeited within six months. If an officer otherwise leaves for any reason other than for cause, except as provided under our retirement plan, unexercised stock options generally are forfeited within three months. If an officer’s employment is terminated for cause, unexercised stock options are immediately forfeited.
Equity Incentive Compensation-Time-Based Restricted Stock. The compensation and governance committee believes that the issuance of time-based restricted stock is an important retention tool and serves to deter our officers from seeking other employment opportunities. Time-based restricted stock vests ratably on an annual basis generally over a four-year term. If an officer leaves, unvested shares are immediately forfeited except in the event of death, disability or as otherwise provided under our retirement plan. If an officer dies, unvested shares of time-based restricted stock will automatically vest. If an officer becomes disabled, unvested shares of time-based restricted stock will become non-forfeitable and continue to vest according to the terms of their original grants. Dividends received on time-based restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock.
Equity Incentive Compensation-Total Return-Based Restricted Stock. The compensation and governance committee believes the issuance of total return-based restricted stock is an important retention tool that incentivizes our officers to concentrate their efforts on generating and sustaining long-term stockholder value. One of our principal goals is to provide our stockholders with attractive risk-adjusted returns on their investment through the consistent payment of quarterly dividends and stock price appreciation. Total return is defined as the sum of stock price appreciation plus reinvested dividends over the stock value at the beginning of the applicable period.
Each year, the committee sets minimum and maximum payout levels based on the probable total return of our common stock over three years based, in part, on an analysis of historical three-year total return periods. In setting the minimum payout level, the committee considers the dividend yield of our common stock as of the beginning of the applicable three-year period on a three-year compounded basis. If our absolute total return is less than the minimum threshold, all of the total return-based restricted stock will be forfeited at the end of the period, except as otherwise described below. The maximum payout level is determined such that the probability of achievement generally approximates 25%. In setting the target payout level, the committee considers an appropriate three-year compounded total return in light of then current economic conditions. This typically equates to the compounded annual dividend yield of our common stock as of the original grant date plus 250 to 500 basis points of compounded annual stock price appreciation.
The percentage of total return-based restricted stock that vests ranges between 50% and 100% to the extent our absolute total return ranges between the minimum level and the target level. All of the total-return based restricted stock will vest and we will issue an amount of additional shares up to 50% of the original award to the extent our absolute total return ranges between the target level and the maximum level. These additional shares, if any, would be fully vested when issued.
The following table provides information about the total return-based restricted stock issued in 2015 and 2016:

Year	Starting Price (1)	Minimum (50%)	Target (100%)	Maximum (150%)
2015	$45.61	12.5% Total Return	25.0% Total Return	37.5% Total Return
2016	$43.55	12.5% Total Return	25.0% Total Return	37.5% Total Return
__________

(1)	Per share closing price as of the last trading day prior to the beginning of the applicable three-year period.
Notwithstanding the foregoing, if our total return exceeds 100% of the peer group total return index, at least 75% of total return-based restricted stock will vest at the end of the applicable period.
If an officer leaves before the end of the three-year performance period, all of the total return-based restricted stock will be forfeited except in the event of death, disability or as otherwise provided under our retirement plan. If an officer dies or becomes disabled, a pro rata portion of the total return-based restricted stock would become non-forfeitable and continue to vest according to the terms of their original grants.

Except as set forth in the next sentence, dividends received on total return-based restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock. With respect to shares of total return-based restricted stock issued to our chief executive officer, dividends accumulate and are payable only if and to the extent the shares vest.
Employee Benefits and Perquisites. Each officer receives the same company-wide benefits as are generally available to all other salaried employees, such as short and long-term disability insurance, basic life insurance and eligibility for health and supplemental life insurance, access to flexible health care reimbursement accounts and 401(k) matching. Officers participate in the same company-wide health insurance program; however, we pay an officer’s family premium. Additionally, officers are entitled to receive additional annual perquisites not widely available to all salaried employees, such as a vehicle allowance and reimbursement for personal financial consulting services.
Prior to 2010, officers could elect to defer all or a portion of their base salary and/or amounts earned under our annual non-equity incentive plan, which were then invested in unrelated mutual funds under our non-qualified deferred compensation plan. The investment options under the deferred compensation plan are identical to the investment options available to all employees under our 401(k) plan, except that the funds remain assets of our company until payout. Payout elections, which were made at the discretion of each participant, were made during or prior to the year in which the deferral occurred, as required by applicable income tax regulations.
Employment Contracts. None of our named executives has an employment agreement with us.
Change in Control Arrangements. The currently outstanding award agreements under our 2009 long-term equity incentive plan provide for the immediate vesting of all stock options and restricted stock upon a change in control (as defined in the 2009 plan). Additionally, we have change in control arrangements with our named executives that provide benefits to such officers in the event of an involuntary termination of employment after a change in control. Our compensation and governance committee believes the benefits payable upon such a termination of employment following a change in control are reasonable relative to similar arrangements involving executive officers of our peer companies and are important to ensure the retention and focus of key employees in the event our board determines that pursuing a potential change in control is in our stockholders’ best interest.
We have change in control agreements with Messrs. Fritsch, Mulhern, Klinck and Miller providing that, if within three years from the date of a change in control, the employment of the executive officer is terminated without cause, or the officer resigns with “good reason” (i.e. because such officer's responsibilities are changed, salary is reduced or responsibilities are diminished), such officer will be entitled to receive a cash payment equal to 2.99 times a base amount. The base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive officer during the 12-month period ending prior to a change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program and any other cash bonuses for the preceding three years or (2) the amount earned under such program and any other cash bonuses during the prior year. Each officer would also be entitled upon any such termination to receive a stay bonus otherwise payable on the first anniversary of a change in control in an amount equal to the base amount referred to in the preceding sentence. The agreements do not provide for benefits if the officer voluntarily resigns without good reason or gross-up payments to pay for applicable excise taxes. The agreements for Messrs. Fritsch and Miller are currently scheduled to expire on February 12, 2019, the agreement for Mr. Mulhern is currently scheduled to expire on September 29, 2018 and the agreement for Mr. Klinck is currently scheduled to expire on September 1, 2018. Each agreement is automatically extended for one additional year on each anniversary date unless we give at least 60 days’ prior notice that the term will not be extended.
Mr. Penn would be eligible to receive certain benefits upon an involuntary termination within a one-year period after a change in control pursuant to an arrangement we have in place covering other employees. This arrangement generally provides that, if within 12 months from the date of a change in control, the employment of the employee is terminated without cause, including a voluntary termination with good reason, such employee will be entitled to receive up to one year’s base salary plus the amount earned (on an annualized basis) during the year of such change in control under our annual non-equity incentive program.

For purposes of these arrangements other than our long-term equity incentive plans, “change in control” generally means any of the following events:

•	the acquisition by a third party of 20% or more of our then-outstanding common stock;

•
the individuals who currently constitute the board (or individuals who subsequently become directors whose elections or nominations were approved by at least a majority of the directors currently constituting the board) cease for any reason to constitute a majority of the board;

•	approval by our stockholders of a reorganization, merger or consolidation in which we are not the surviving entity; or

•	approval by our stockholders of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.
Retirement Plan. We have a retirement plan for employees with at least 30 years of continuous service or are at least 55 years old with at least 10 years of continuous service. Subject to advance written notice and a non-compete agreement, eligible retirees would be entitled to receive a pro rata amount of the annual non-equity incentive compensation earned during the year of retirement and stock options and time-based restricted stock would be non-forfeitable and vest according to the terms of their original grants. Eligible retirees would also be entitled to retain any total return-based restricted stock that subsequently vests after the retirement date according to the terms of their original grants. Mr. Fritsch is currently eligible to receive benefits under the retirement plan.
Incentive Compensation Recoupment Policy. Under our corporate governance guidelines, in the event of a significant restatement of our historical financial results, the board will review any incentive compensation that was provided to officers on the basis of our company having met or exceeded specific performance targets during the period subject to restatement. If (1) the incentive compensation would have been lower had it been based on the restated financial results and (2) the board determines that any officer engaged in fraud or intentional misconduct as of the date such financial results were completed for personal pecuniary gain that caused or substantially caused the need for the restatement, then the board will, to the extent practicable, seek to recover from such officer the portion of such compensation that would not have been earned had the incentive compensation been based on the financial results as restated. Our incentive compensation recoupment policy applies to amounts earned under our annual non-equity incentive plan and awards under our long-term equity incentive plans.
Compensation and Governance Committee Report
The compensation and governance committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions, the committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation and Governance Committee

Carlos E. Evans (chair)	O. Temple Sloan, Jr.

Summary Compensation
The following table provides information regarding the compensation of our named executives:

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Edward J. Fritsch	2015	$648,068	—	$1,491,680	$384,950	$1,568,399	$150,483	$4,243,580
President and Chief Executive Officer	2014	$629,192	$127,500	$1,454,757	$373,734	$1,044,367	$116,227	$3,745,777
	2013	$607,500	—	$1,335,090	$354,003	$944,743	$94,881	$3,336,217
Mark F. Mulhern (2)	2015	$399,000	—	$561,570	$144,611	$668,510	$55,319	$1,829,010
Senior Vice President and Chief Financial Officer	2014	$97,500	$15,000	$557,260	$140,402	$114,641	$76,621	$1,001,424

Theodore J. Klinck (3)	2015	$329,308	—	$419,432	$107,997	$551,658	$53,186	$1,461,581
Executive Vice President and Chief Operating and Investment Officer	2014	$273,283	$52,500	$402,464	$79,180	$301,838	$50,223	$1,159,488
	2013	$253,125	$75,000	$285,841	$74,997	$227,102	$43,997	$960,062
Jeffrey D. Miller	2015	$287,581	—	$405,210	$104,345	$401,979	$58,052	$1,257,167
Senior Vice President, General Counsel and Secretary	2014	$279,520	$52,500	$396,139	$101,311	$267,671	$57,980	$1,155,121
	2013	$269,884	$75,000	$365,721	$95,960	$242,137	$59,146	$1,107,848
Kevin E. Penn	2015	$232,224	—	$127,109	$32,733	$281,005	$35,125	$708,196
Senior Vice President of Strategy and Administration	2014	$225,460	$52,500	$124,255	$31,777	$187,116	$34,608	$655,716
	2013	$217,687	$75,000	$114,720	$30,102	$169,266	$34,059	$640,834
__________

(1)
Reflects the grant date fair value. For assumptions used in the valuation of outstanding restricted stock and stock options, see note 13 to the consolidated financial statements in our 2015 annual report. As reflected under “Grants of Plan-Based Awards,” assuming maximum levels of performance with respect to total return-based restricted stock granted in 2015, on February 28, 2018, Mr. Fritsch will receive an additional 8,356 shares, Mr. Mulhern will receive an additional 3,139 shares, Mr. Klinck will receive an additional 2,345 shares, Mr. Miller will receive an additional 2,265 shares and Mr. Penn will receive an additional 711 shares. Based on the $45.61 per share closing price of our common stock on February 27, 2015, the original grant date, the value of such additional shares would be $381,117, $143,170, $106,955, $103,307 and $32,429, respectively. Assuming maximum levels of performance with respect to total return-based restricted stock granted on February 28, 2014, on February 28, 2017, Mr. Fritsch will receive an additional 10,004 shares, Mr. Klinck will receive an additional 2,120 shares, Mr. Miller will receive an additional 2,712 shares and Mr. Penn will receive an additional 851 shares. Based on the $37.71 per share closing price of our common stock on February 28, 2014, the original grant date, the value of such additional shares would be $377,251, $79,945, $102,270 and $32,091, respectively. Assuming maximum levels of performance with respect to total return-based restricted stock granted on April 16, 2014, on February 28, 2017, Mr. Klinck will receive an additional 620 shares. Based on the $38.64 per share closing price of our common stock on April 16, 2014, the original grant date, the value of such additional shares would be $23,957. Assuming maximum levels of performance with respect to total return-based restricted stock granted on September 29, 2014, on February 28, 2017, Mr. Mulhern will receive an additional 3,588 shares. Based on the $39.20 per share closing price of our common stock on September 29, 2014, the original grant date, the value of such additional shares would be $140,650. Assuming maximum levels of performance with respect to total return-based restricted stock granted in 2013, on February 29, 2016, Mr. Fritsch was eligible to receive an additional 9,855 shares, Mr. Klinck was eligible to receive an additional 2,088 shares, Mr. Miller was eligible to receive an additional 2,672 shares and Mr. Penn was eligible to receive an additional 838 shares. Based on the $36.50 per share closing price of our common stock on February 28, 2013, the original grant date, the value of such additional shares would have been $359,708, $76,212, $97,528 and $30,587, respectively.

(2)	Mr. Mulhern joined us on September 29, 2014.

(3)	Mr. Klinck was promoted to chief operating and investment officer effective September 1, 2015.

All Other Compensation
The following table provides information regarding “All Other Compensation” in the table above for 2015:

Name	401(k) Match	Dividends on Restricted Stock (1)	Financial Consulting Services	Vehicle Allowance	Other Benefits (2)	Total All Other Compensation
Edward J. Fritsch	$11,925	$87,184	$13,959	$11,836	$25,579	$150,483
Mark F. Mulhern	$11,925	$19,440	$5,682	$7,800	$10,472	$55,319
Theodore J. Klinck	$11,925	$19,154	$3,577	$7,800	$10,730	$53,186
Jeffrey D. Miller	$11,925	$22,123	$6,506	$7,800	$9,698	$58,052
Kevin E. Penn	$11,925	$6,866	$636	$6,000	$9,698	$35,125
__________

(1)
Excludes dividends paid on total return-based restricted stock, the expected value of which were factored into the original grant date fair value reflected in the “Stock Awards” column in the table under “Summary Compensation.”

(2)	Includes $14,724 of supplemental life insurance premiums for Mr. Fritsch.

Grants of Plan-Based Awards
The following table provides information regarding plan-based awards granted in 2015 to our named executives:

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Per-Share Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name and Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. Fritsch (4)
Annual Non-Equity Incentive	$424,095	$848,190	$1,696,380
Total Return-Based Restricted Stock				8,356	16,711	25,067				$729,491
Time-Based Restricted Stock							16,711			$762,189
Stock Options								62,189	$45.61	$384,950
Mark F. Mulhern (4)
Annual Non-Equity Incentive	$180,765	$361,530	$723,060
Total Return-Based Restricted Stock				3,139	6,278	9,417				$275,230
Time-Based Restricted Stock							6,278			$286,340
Stock Options								23,362	$45.61	$144,611
Theodore J. Klinck (4)
Annual Non-Equity Incentive	$149,168	$298,336	$596,672
Total Return-Based Restricted Stock				2,345	4,689	7,034				$205,567
Time-Based Restricted Stock							4,689			$213,865
Stock Options								17,447	$45.61	$107,997
Jeffrey D. Miller (4)
Annual Non-Equity Incentive	$108,695	$217,390	$434,780
Total Return-Based Restricted Stock				2,265	4,530	6,795				$198,597
Time-Based Restricted Stock							4,530			$206,613
Stock Options								16,857	$45.61	$104,345
Kevin E. Penn (4)
Annual Non-Equity Incentive	$75,984	$151,967	$303,934
Total Return-Based Restricted Stock				711	1,421	2,132				$62,297
Time-Based Restricted Stock							1,421			$64,812
Stock Options								5,288	$45.61	$32,733
__________

(1)
The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns reflect the threshold, target and maximum cash amounts that our named executives were eligible to earn in 2015 under our annual non-equity incentive program. The “Non-Equity Incentive Plan Compensation” column in the table under “-Summary Compensation” includes actual cash amounts earned under these plans for 2015.

(2)
The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns reflect the number of shares of total return-based restricted stock that will vest in the future assuming threshold, target and maximum levels are satisfied. The number of shares of restricted stock set forth in the target column reflects the actual number of shares of restricted stock granted in 2015.

(3)
For a description of our accounting policies and information regarding the calculation of the fair value of awards of stock options, total return-based restricted stock and time-based restricted stock, see note 13 to the consolidated financial statements in our 2015 annual report.

(4)	The grant date for all equity incentive awards was February 27, 2015.

Outstanding Equity Awards
The following table provides information regarding outstanding equity awards held by our named executives as of December 31, 2015, which is based on our year-end stock price of $43.60 per share:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Edward J. Fritsch	64,323	—	$29.05	2/25/17
Edward J. Fritsch	24,656	—	$33.93	2/27/18
Edward J. Fritsch (3)	29,985	14,990	$32.00	2/28/19
Edward J. Fritsch (4)	27,232	27,230	$36.50	2/28/20
Edward J. Fritsch (5)	13,560	40,683	$37.71	2/28/24
Edward J. Fritsch (6)	—	62,189	$45.61	2/27/25
Edward J. Fritsch (7)					46,662	$2,034,463	56,428	$2,460,261
Mark F. Mulhern (5)	6,062	18,187	$39.20	9/29/24
Mark F. Mulhern (6)	—	23,362	$45.61	2/27/25
Mark F. Mulhern (8)					11,660	$508,376	13,453	$586,551
Theodore J. Klinck (3)	2,277	2,276	$31.36	3/11/19
Theodore J. Klinck (4)	2,885	5,768	$36.50	2/28/20
Theodore J. Klinck (5)	2,873	8,619	$37.71	2/28/24
Theodore J. Klinck (6)	—	17,447	$45.61	2/27/25
Theodore J. Klinck (9)					11,646	$507,766	14,344	$625,398
Jeffrey D. Miller (3)	—	4,377	$32.00	2/28/19
Jeffrey D. Miller (4)	—	7,381	$36.50	2/28/20
Jeffrey D. Miller (5)	—	11,028	$37.71	2/28/24
Jeffrey D. Miller (6)	—	16,857	$45.61	2/27/25
Jeffrey D. Miller (10)					12,755	$556,118	15,296	$666,906
Kevin E. Penn (3)	—	1,374	$32.00	2/28/19
Kevin E. Penn (4)	—	2,315	$36.50	2/28/20
Kevin E. Penn (5)	—	3,459	$37.71	2/28/24
Kevin E. Penn (6)	—	5,288	$45.61	2/27/25
Kevin E. Penn (11)					4,000	$174,400	4,798	$209,193
__________

(1)	Consists of time-based restricted stock.

(2)	Consists of total return-based restricted stock at target levels.

(3)	Such stock options were issued in 2012. All remaining unexercisable stock options became exercisable prior to the mailing of this proxy statement.

(4)	Such stock options were issued in 2013 and vest ratably on an annual basis over a four-year term.

(5)	Such stock options were issued in 2014 and vest ratably on an annual basis over a four-year term.

(6)	Such stock options were issued in 2015 and vest ratably on an annual basis over a four-year term.

(7)
With respect to shares of time-based restricted stock, 19,198 shares vested prior to the mailing of this proxy statement, 14,107 shares are scheduled to vest in March 2017, 9,180 shares are scheduled to vest in March 2018 and 4,177 shares are scheduled to vest in March 2019. With respect to shares of total return-based restricted stock, 19,710 shares vested at target level prior to the mailing of this proxy statement (and 2,016 additional shares were issued because the applicable total return exceeded the target level), 20,007 shares are scheduled to vest on February 28, 2017 and 16,711 shares are scheduled to vest on February 28, 2018 if and to the extent the vesting criteria is satisfied.

(8)
With respect to shares of time-based restricted stock, 3,364 shares vested prior to the mailing of this proxy statement, 3,364 shares are scheduled to vest in March 2017, 3,364 shares are scheduled to vest in March 2018 and 1,568 shares are scheduled to vest in March 2019. With respect to shares of total return-based restricted stock, 7,175 shares are scheduled to vest on February 28, 2017 and 6,278 shares are scheduled to vest on February 28, 2018 if and to the extent the vesting criteria is satisfied.

(9)
With respect to shares of time-based restricted stock, 4,345 shares vested prior to the mailing of this proxy statement, 3,586 shares are scheduled to vest in March 2017, 2,542 shares are scheduled to vest in March 2018 and 1,173 shares are scheduled to vest in March 2019. With respect to shares of total return-based restricted stock, 4,176 shares vested at target level prior to the mailing of this proxy statement (and 427 additional shares were issued because the applicable total return exceeded the target level), 5,479 shares are scheduled to vest on February 28, 2017 and 4,689 shares are scheduled to vest on February 28, 2018 if and to the extent the vesting criteria is satisfied.

(10)
With respect to shares of time-based restricted stock, 5,311 shares vested prior to the mailing of this proxy statement, 3,824 shares are scheduled to vest in March 2017, 2,489 shares are scheduled to vest in March 2018 and 1,131 shares are scheduled to vest in March 2019. With respect to shares of total return-based restricted stock, 5,343 shares vested at target level prior to the mailing of this proxy statement (and 547 additional shares were issued because the applicable total return exceeded the target level), 5,423 shares are scheduled to vest on February 28, 2017 and 4,530 shares are scheduled to vest on February 28, 2018 if and to the extent the vesting criteria is satisfied.

(11)
With respect to shares of time-based restricted stock, 1,664 shares vested prior to the mailing of this proxy statement, 1,199 shares are scheduled to vest in March 2017, 781 shares are scheduled to vest in March 2018 and 356 shares are scheduled to vest in March 2019. With respect to shares of total return-based restricted stock, 1,676 shares vested at target level prior to the mailing of this proxy statement (and 171 additional shares were issued because the applicable total return exceeded the target level), 1,701 shares are scheduled to vest on February 28, 2017 and 1,421 shares are scheduled to vest on February 28, 2018 if and to the extent the vesting criteria is satisfied.

Option Exercises and Stock Vested
The following table provides information regarding the exercise of stock options and vesting of restricted stock by our named executives during 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Edward J. Fritsch	—	—	58,678	$2,676,304
Mark F. Mulhern	—	—	1,793	$69,622
Theodore J. Klinck	—	—	8,978	$409,403
Jeffrey D. Miller	19,036	$207,795	16,926	$771,995
Kevin E. Penn	4,364	$39,261	5,138	$234,344
Nonqualified Deferred Compensation
The following table provides information regarding funds invested prior to 2010 by Mr. Fritsch in our nonqualified deferred compensation plan:

Name	Aggregate Balance at December 31, 2014	Aggregate Earnings	Aggregate Distributions	Aggregate Balance at December 31, 2015
Edward J. Fritsch	$160,216	$(1,458)	$(52,991)	$105,767
Potential Payments Upon Termination or a Change in Control
Under the currently outstanding award agreements under our 2009 long-term equity incentive plan, had the employment of any of our named executives been terminated as of December 31, 2015 due to their death or disability (except as set forth in the next sentence), all of their unvested time-based restricted stock would have vested immediately, a pro rata portion of their total return-based restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and their stock options exercisable as of December 31, 2015 would have continued to be exercisable for a six-month period thereafter. In the event of a disability, unvested shares of time-based restricted stock would have become non-forfeitable and continue to vest according to the terms of their original grants. In the event of death or disability, each of our named executives (or their estates) would have been entitled to receive a cash payment equal to the amount earned under the 2015 annual non-equity incentive plan.
Under the terms of our retirement plan, had Mr. Fritsch retired as of December 31, 2015, subject to a non-compete agreement, he would have been entitled to receive a cash payment equal to the amount earned under the 2015 annual non-equity incentive program, his unvested stock options and time-based restricted stock would be non-forfeitable and vest according to the terms of his original grants and he would be entitled to retain any total return-based restricted stock that subsequently vests after the retirement date according to the terms of his original grants.
See " - Summary Compensation" for information regarding amounts earned under our 2015 annual non-equity incentive program and " - Outstanding Equity Awards" for information regarding outstanding restricted stock and stock options as of December 31, 2015. With respect to Messrs. Fritsch, Mulhern, Klinck and Miller, the value of such vesting of restricted stock and stock options outstanding as of December 31, 2015 are set forth in the below table.
The following table provides estimated information regarding the benefits Messrs. Fritsch, Mulhern, Klinck and Miller would have each received assuming the employment of such officers had been involuntarily terminated in connection with a change in control as of December 31, 2015:

Name	Cash Payment	Value of Benefits	Value of Vesting of Time-Based Restricted Stock	Value of Vesting of Total Return-Based Restricted Stock	Value of Vesting of Stock Options
Edward J. Fritsch (1)	$10,429,602	$475,398	$2,112,986	$2,329,887	$606,840
Mark F. Mulhern	$4,938,648	$161,893	$508,376	$520,142	$80,023
Theodore J. Klinck	$4,368,723	$152,107	$507,766	$552,508	$119,577
Jeffrey D. Miller	$3,162,393	$162,081	$556,118	$589,214	$168,133
__________

(1)	Amounts set forth under “Value of Vesting of Time-Based Restricted Stock” and “Value of Vesting of Total Return-Based Restricted Stock” include any accumulated and unpaid dividends.
In the event the employment of these named executives had not been involuntarily terminated in connection with a change in control as of December 31, 2015, all of the outstanding restricted stock and unexercisable stock options would nonetheless have vested as of such date. Additionally, the stay bonus payable on December 31, 2016 would have been $2,220,853 for Mr. Fritsch, $1,070,210 for Mr. Mulhern, $956,658 for Mr. Klinck and $691,833 for Mr. Miller.
Had Mr. Penn's employment been involuntarily terminated in connection with a change in control as of December 31, 2015, he would have been entitled to receive an estimated cash payment of $279,594 plus the amount earned under the 2015 annual non-equity incentive program. Additionally, all of Mr. Penn's outstanding restricted stock and unexercisable stock options would have vested as of such date. See " - Summary Compensation" for information regarding amounts earned under our 2015 annual non-equity incentive program and " - Outstanding Equity Awards" for information regarding outstanding restricted stock and stock options as of December 31, 2015. The value of such vesting as of December 31, 2015 was $174,400 with respect to time-based restricted stock, $184,822 with respect to total return-based restricted stock and $52,748 with respect to stock options.

ADDITIONAL INFORMATION
Voting Information
Holders of record of shares of our common stock as of the close of business on the record date, March 1, 2016, are entitled to vote at the meeting. The outstanding common stock is the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on the record date, there were 96,315,962 shares of common stock issued and outstanding.
The presence, in person or by proxy, of holders of at least a majority of the total number of shares of common stock is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will count toward the presence of a quorum. The election of directors requires the vote of a plurality of all of the votes cast at the meeting; however, our corporate governance guidelines provide that, in uncontested elections such as at this annual meeting, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election must promptly offer to resign following certification of the vote. The ratification of Deloitte & Touche as our independent auditor and the advisory vote on executive compensation require the affirmative vote of a majority of the votes cast on each proposal. With respect to all proposals, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche as our independent auditor even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or the advisory vote on executive compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters.
Shares of common stock represented by a properly executed proxy received prior to the vote at the meeting and not revoked will be voted at the meeting as directed on the proxy. Where no specification is made on a properly executed form of proxy from a stockholder of record, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2016, FOR the advisory vote on executive compensation and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting and any adjournments or postponements.
Proxy Solicitation and Document Request Information
This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies for use at the annual meeting. This solicitation is made on behalf of our board of directors.
You will soon receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2015 annual report, and how to vote online. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials except upon request. The Notice will instruct you how to access and review the proxy materials online and how you may submit your proxy online or by telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
Other Matters
Our management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

Stockholder Proposals for 2017 Annual Meeting
To be considered for inclusion in the 2017 proxy material, stockholder proposals to be presented at the 2017 annual meeting must be received by our secretary no later than December 2, 2016. If a stockholder wishes to present a proposal at the 2017 annual meeting, whether or not the proposal is intended to be included in the 2017 proxy material, our bylaws require that the stockholder give advance written notice to our secretary no earlier than November 2, 2016 and no later than December 2, 2016.
Costs of Proxy Solicitation
The cost of preparing, assembling and making the proxy material available to our stockholders will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and we will reimburse such holder for their reasonable expenses in doing so. We have retained Broadridge and Wells Fargo Shareowner Services to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of these proxy solicitation consulting services is expected to be approximately $10,000.
Delivery of Materials to Households
The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.
We and some brokers, banks or other agents may be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of the proxy materials, you may be able to request householding by contacting your broker, bank or other nominee.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a single set of the proxy materials, to any stockholder free of charge at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy, you may send a written request to Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, Attention: Corporate Secretary. You can also contact your broker, bank or other nominee to make a similar request.

You've come to the right place.®

Highwoods® PROPERTIES

HIGHWOODS.COM

Highwoods PROPERTIES

HIGHWOODS PROPERTIES, INC.
3100 SMOKETREE COURT, SUITE 600
RALEIGH, NC 27604-1051

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Charles A. Anderson   02 Gene H. Anderson   03 Carlos E. Evans   04 Edward J. Fritsch   05 David J. Hartzell
06 Sherry A. Kellett   07 O. Temple Sloan, Jr.

The Board of Directors recommends you vote FOR proposals 2. and 3.

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR FOR 2016	☐	☐	☐
3. ADVISORY VOTE ON EXECUTIVE COMPENSATION	☐	☐	☐

NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN HIS DISCRETION, THE PROXY IS ALSO AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS TWO AND THREE.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. All holders must sign. If corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000265368_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10-K is/are available at www.proxyvote.com

HIGHWOODS PROPERTIES, INC.
PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2016

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Highwoods Properties, Inc. (the "Company") to be held on May 11, 2016, and the Proxy Statement in connection therewith; (b) appoints Edward J. Fritsch and Jeffrey D. Miller, and each of them, as Proxy (the "Proxy") with the power to appoint a substitute; and (c) authorizes the Proxy to represent and vote, as designated on the reverse, all shares of Common Stock of the Company, held of record by the undersigned on March 1, 2016, at such Annual Meeting and at any adjournment(s) thereof.

Please mark, date and sign this proxy and return promptly in the enclosed envelope so as to ensure a quorum at the meeting. This is important whether few or many shares are owned. Delay in returning your proxy may subject the Company to additional expense.

Continued and to be signed on reverse side

0000265368_2 R1.0.1.25

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 11, 2016

HIGHWOODS PROPERTIES, INC.

Highwoods PROPERTIES

HIGHWOODS PROPERTIES, INC.
3100 SMOKETREE COURT, SUITE 600
RALEIGH, NC 27604-1051

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 01, 2016
Date: May 11, 2016 **Time:** 11:30 AM EDT
Location: Highwoods Properties
3100 Smoketree Court, Ste. 600
Raleigh, NC 27604
Phone: 919-872-4924

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement   2. Annual Report/10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will **NOT** be forwarded to your investment advisor. Please make the request as instructed above on or before April 27, 2016 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01	Charles A. Anderson	02	Gene H. Anderson	03	Carlos E. Evans	04	Edward J. Fritsch	05	David J. Hartzell
06	Sherry A. Kellett	07	O. Temple Sloan, Jr.						

The Board of Directors recommends you vote FOR proposals 2. and 3.

3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

NOTE: THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN HIS DISCRETION, THE PROXY IS ALSO AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS TWO AND THREE.

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